                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (date of earliest event reported) August 10, 1999


                                  PENTAIR, INC.

             (Exact Name of Registrant as specified in Its Charter)


         MINNESOTA                   001-11625                  41-0907434

   (State of Incorporation         (Commission File          (I.R.S. Employer
       or Organization)                 Number)             Identification No.)


            1500 County Road B2 West, St. Paul, Minnesota 55113-3105
             (Address of Principal Executive Offices)     (Zip Code)


                                  612.636.7920
              (Registrant's Telephone Number, Including Area Code)

ITEM 2.  ACQUISITION AND DISPOSITION OF ASSETS

ACQUISITION OF ESSEF CORPORATION

On August 10, 1999, Pentair, Inc. (the "Company") acquired all of the outstanding capital shares of Essef Corporation ("Essef") which currently operates two businesses, Structural Fibers and Pac-Fab. A third business formerly owned by Essef, Anthony & Sylvan, was split off to Essef shareholders at the time of the acquisition. The acquisition price was $310 million. The Company also refinanced approximately $120 million of Essef indebtedness. The Essef acquisition will be accounted for using the purchase method of accounting. Sales and operating income for the Structural and Pac-Fab businesses were $296 million and $26 million, respectively, for Essef's fiscal year ended September 30, 1998 and were $261 million and $28 million, respectively, for Essef's first three quarters ended June 30, 1999.

Structural Fibers designs, manufactures and distributes products used in moving, treating and storing water, including pumps, storage tanks and filtration systems for residential, commercial, municipal and industrial customers. Pac-Fab is a leading manufacturer of pool and spa equipment used in residential and commercial applications. These two businesses will expand the Company's water segment product offerings to include tanks and filtration systems, and extend the Company's distribution channels to include the pool and spa markets. The Company believes the acquisition of these businesses will significantly strengthen its position in global water markets and in the residential and industrial water equipment business.

The Company intends to pursue cost-saving opportunities in integrating the newly acquired Structural Fibers and Pac-Fab business into its Water and Fluid Technologies Segment, including:

              -      streamlining management in the water treatment business;

              -      rationalizing facilities;

              - leveraging its ongoing supply management program to reduce purchase costs for motors and resins;

              - outsourcing certain products to Asia, as is currently done for some existing water segment products;

              - combining pumps, filters and other equipment currently utilized by Pac-Fab in its pool markets to provide for industrial water systems; and

              - integrating the North American and European operations of Structural and Fleck, the Company's water control valve business.

The foregoing description of the Essef acquisition does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this report. A copy of the press release, dated August 10, 1999, issued by Pentair, Inc. regarding the closing of the

Essef acquisition is attached as Exhibit 99.3.

ITEM 5.  OTHER MATTERS

I.   ACQUISITION OF DEVILBISS AIR POWER COMPANY.

On August 13, 1999, the Company announced an agreement to purchase from Falcon Building Products, Inc. ("Falcon") all of the stock of Falcon Manufacturing, Inc., the parent company of DeVilbiss Air Power Company (Falcon Manufacturing, Inc. and DeVilbiss Air Power Company, together "DeVilbiss" ) for a cash purchase price of $460 million. The DeVilbiss acquisition will be accounted for using the purchase method of accounting. Sales and operating income before corporate charges and interest expense of DeVilbiss were $389 million and $32 million respectively for the year ended December 31, 1998 and were $269 million and $30 million respectively for DeVilbiss' six months ended June 30, 1999.

DeVilbiss is a leading manufacturer of a broad line of air compressors, portable generators, pressure washers and accessories. Its products are sold to the retail, commercial, contractor and "do-it-yourself" markets under brand names such as Air America-Registered Trademark-, Charge Air Pro-Registered Trademark-, Ex-Cell-Registered Trademark- and Pro Air II-Registered Trademark-. The acquisition of DeVilbiss will significantly expand the Company's tools segment product line and will make it the second-largest supplier in the rapidly growing retail channel for power tools and equipment. The Company believes it will be able to realize synergies from this acquisition by leveraging Pentair's in-house retail sales force to increase account penetration and the number of accounts served. As well, Pentair intends to introduce these acquired products into wholesale industrial and automotive service markets not currently served by DeVilbiss.

The Company expects to be able to generate significant cost savings from this acquisition, including:

              - consolidating physical distribution resulting in significant freight and overhead cost savings, as well as improved customer and delivery services;

              - combining headquarters and administrative functions to reduce costs;

              - using Pentair's purchasing and sourcing capabilities through Delta and Porter-Cable's existing organizations in the Far East to lower product costs; and

              - servicing DeVilbiss products through Porter-Cable's existing network to increase service and productivity and reduce costs.

The closing of this acquisition is currently expected to occur in September 1999, subject to the satisfaction of certain customary conditions.

The foregoing description of the DeVilbiss acquisition does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached as Exhibit 2.4 to this report. A copy of the press release, dated August 13, 1999, issued by Pentair, Inc. regarding the agreement to acquire DeVilbiss is attached as Exhibit 99.4 to this report.

II.  ACQUISITION AND OTHER FINANCINGS

MORGAN BRIDGE LOAN

On August 2, 1999, the Company entered into a $400 million Bridge Loan Agreement with Morgan Guaranty Trust Company of New York (the "Morgan Bridge Loan") that together with approximately $30 million from the Company's regular revolving credit facilities was used to finance the Essef acquisition. The Morgan Bridge Loan accrues interest at a floating rate equal to LIBOR plus a variable margin. The margin is 1.25% through September 30, 1999, increasing to 1.75% from October 1 to November 30, 1999 (or, if the amount outstanding on October 1 is $200 million or less, increasing to 1.5%), and increasing by an additional 1% from December 1, 1999 through maturity. The current interest rate under the Morgan Bridge Loan is 6.56%. The Morgan Bridge Loan matures on March 30, 2000; however it is required to be paid down in the event of any prior sale of assets or new issuance of debt or equity. Under the terms of the Morgan Bridge Loan, the Company will be restricted from making additional acquisitions over $25 million until that financing is paid off; however, the lender has consented to the pending DeVilbiss acquisition. A copy of the Morgan Bridge Loan was filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 26, 1999, filed August 4, 1999.

PENDING DEVILBISS BRIDGE LOAN

The Company has arranged for a commitment from Bank of America N.A. and First National Bank of Chicago for a $400 million bridge facility (the "DeVilbiss Bridge Loan") that will be used to partially finance the DeVilbiss acquisition. Definitive loan documentation for the DeVilbiss Bridge Loan is being drafted and negotiated; under the terms of the commitment the DeVilbiss Bridge Loan will only be able to be drawn upon through September 15, 1999, by which time the Company's expanded credit facilities discussed below are anticipated to be available. The Company expects that the DeVilbiss Bridge Loan will provide for floating rates of interest depending upon the type of loan selected by the Company, the duration of the interest period selected and the debt rating of the Company's senior debt. The Company expects that annual interest rates will increase on the 61st day after closing of the loan by .5%, and will increase on the 91st day after closing by an additional 1%. The Company further expects that the DeVilbiss Bridge Loan will mature six months after it is entered into; however it will likely be required to be paid down prior to such date upon the completion of refinancing of the Company's existing $390 million credit facilities. In addition to the DeVilbiss Bridge Loan, the Company intends to use approximately $50 million from the U.S. Bank Loan discussed below and any remaining needed funds from the Company's existing revolving credit facilities to finance the closing of the DeVilbiss acquisition. If the refinancing of these credit facilities is completed before the closing of the DeVilbiss acquisition, the DeVilbiss Bridge Loan will not be utilized and the new credit facilities will provide all needed funds for the acquisition.

U.S. BANK LOAN

On August 13, 1999, the Company entered into a new $100 million revolving credit agreement with certain banks and U. S. Bank National Association, as agent (the "U.S. Bank Loan"). The U.S. Bank Loan provides for floating rates of interest depending upon the type of loan selected by the Company, the loan amounts outstanding on October 1, 1999 and December 1, 1999, the duration of the interest period selected, the rating of the Company's long-term senior unsecured debt assigned by Standard & Poor's Ratings Group and Moody's Investor Service, Inc. and an applicable margin, if higher, with respect to certain new debt. The U.S. Bank Loan matures on March 30, 2000; provided, that the bank's commitment will be permanently reduced by $50 million prior to maturity upon completion of a refinancing of the Company's existing $390 Million Revolving Credit Facilities (described below), and related borrowings repaid, and the bank's commitment will be permanently reduced by $50 million prior to maturity upon any new issuance of debt or equity, and related borrowings repaid. A copy of the U.S. Bank Loan is included herewith as
Exhibit 10.2.

AMENDMENTS TO $390 MILLION CREDIT FACILITIES

Also, as of August 13, 1999, the Company amended its two existing credit facility agreements. The Company has a $365 million revolving credit facility with certain banks (the $365 Million Credit Facility") and a $25 million revolving credit facility with U.S. Bank (the "$25 Million Credit Facility") (collectively, the "$390 Million Credit Facilities"). The amendments increased the rate of interest and fees payable under the facilities and changed some of the Company's financial covenants. The amendments provide for floating rates of interest depending upon the type of loan selected by the Company, the duration of the interest period selected, the ratings of the Company's long-term, senior unsecured debt assigned by Standard and Poor's Ratings Group and Moody's Investor Service, Inc. and in the case of the $25 Million Credit Facility, the amount outstanding on October 1, 1999 and December 31, 1999. The amendments also replace the "long-term debt to total capital" ratio with new "debt to EBITDA" (earnings before interest, taxes, depreciation and amortization) ratio and a "minimum coverage" ratio. The new coverage covenants measure the Company's cash flow compared to interest and other fixed charges and focus on the Company's ability to repay loans out of its operations. The Company's previous leverage ratios measured its relative indebtedness compared to its long-term capitalization. In addition, the $25 Million Credit Facility was amended to terminate on March 30, 2000, but is required to be terminated prior to such date upon any new issuance of debt or equity. A copy of the amendments to the existing $365 Million Credit Facility and the $25 Million Credit Facility are included herewith as Exhibits 4.1 and 10.3.

PENDING $800 MILLION CREDIT FACILITIES

The Company has entered into a commitment letter with its current lenders and others and is in the process of negotiating definitive loan documentation for two new credit facilities aggregating $800 million, consisting of a five-year $425 million revolving credit facility (the "$425 Million Revolver") and a new 364-day $375 million revolving credit facility (the $375 Million Revolver") (the $425 Million Revolver and the $375 Million Revolver together, the "New Revolving Credit Facilities"). The New Revolving Credit Facilities would entirely replace the existing $390 Million Credit Facilities. The New Revolving Credit Facilities would be used in part to repay the $400 Million DeVilbiss Bridge Loan (unless the New Revolving Credit Facilities are completed prior to the closing of the acquisition of DeVilbiss in which case the New Revolving Credit Facilities will be used to fund the acquisition of DeVilbiss) and any amounts borrowed under the U.S. Bank Loan and to refinance existing loans under the $390 million credit facilities. The balance would be used to fund ongoing operations. The Company expects to complete this refinancing during the third quarter of 1999.

EFFECTS OF RECENT AND PENDING FINANCINGS

The Company's increased debt levels as a result of the borrowings described above may affect certain other five to seven year fixed-rate term loan financing agreements entered into by the Company in the years from 1992 to 1999. The Company has some flexibility in order to maintain compliance with its financial covenants under these agreements. Under the most restrictive of these agreements, the Company will have to maintain its debt to total capital ratio below 65%.

The Morgan Bridge Loan, the DeVilbiss Bridge Loan, the U.S. Bank Loan and the Company's existing $390 Million Credit Facilities will be sufficient to fund the Essef and DeVilbiss acquisitions and for the Company to finance its normal operating needs for the balance of the year, including working capital, capital expenditures, dividends and small acquisitions. The Morgan Bridge Loan, the U.S. Bank Loan and the $25 Million Credit Facility mature on March 30, 2000 and it is expected that the DeVilbiss Bridge Loan will mature at approximately the same time. By that date, the Company currently intends to refinance these loans through the New Revolving Credit Facilities and completion of debt and/or equity offerings. If the Company is unable to do so before maturity of these loans, it will be required to seek alternative financing arrangements.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)      Financial Statements of Businesses Acquired

              The financial statements required to be filed for Essef Corporation are included herewith as Exhibit 99.1

              The financial statements required to be filed for Falcon Manufacturing, Inc. are included herewith as Exhibit 99.2

     (b)      Pro Forma Financial Information

              The following unaudited pro forma combined condensed financial information of Pentair, Inc. and subsidiaries, reflecting the acquisition of Essef Corporation and the pending acquisition of Falcon Manufacturing, Inc., the parent of DeVilbiss Air Power Company, are filed herewith:

              Introduction to Unaudited Pro Forma Combined Condensed Financial Statements

              Unaudited Pro Forma Combined Condensed Statement of Income for the year ended December 31, 1998

              Unaudited Pro Forma Combined Condensed Statement of Income for the Six Months Ended June 26, 1999

              Unaudited Pro Forma Combined Condensed Balance Sheet as of June 26, 1999

              Notes to Unaudited Pro Forma Combined Condensed Financial
              Statements

     (c)  Exhibits:

              See the Exhibit Index following the signature page of this Report, which is incorporated herein by reference.

  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma combined condensed financial statements (the pro forma statements) contained herein give effect to the following transactions and events: (i) the Company's acquisition of all of the stock of Essef for a cash purchase price of approximately $310 million and (ii) the Company's pending acquisition of the stock of DeVilbiss for a cash purchase price of approximately $460 million.

The pro forma statements are based on the estimates and assumptions set forth in the notes to such pro forma statements. The pro forma statements have been prepared using the purchase method of accounting whereby the total cost of the Essef acquisition and the pending DeVilbiss acquisition has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of the acquisition, assumed for purposes of the pro forma information to be approximated by historical values. Such allocations ultimately will be based on further management studies and due diligence. Accordingly, the allocations reflected in the pro forma statements are preliminary and subject to revision. It is not expected that the final allocation of purchase price will produce results materially different from those presented herein.

These pro forma statements have been prepared by the Company utilizing the historical audited annual financial statements and unaudited interim financial statements of Essef, DeVilbiss and the Company. See Note 1 of Notes to Unaudited Pro Forma Combined Condensed Financial Statements for a description of the periods combined.

The pro forma statements have been adjusted to reflect the effects of the Essef acquisition and the pending DeVilbiss acquisition and to eliminate interest expense on Falcon advances and certain duplicative general and administrative costs, summarized in Notes 3 and 4 of Notes to Unaudited Pro Forma Combined Condensed Financial Statements. No other pro forma effect has been given to operational or other synergies that may be realized from these acquisitions. Additional acquisitions made by the Company and Essef in 1998 and 1999 are not considered in the pro forma statements because they do not constitute significant business combinations, individually or in the aggregate, and disclosure is not deemed material.

These pro forma statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that might have been achieved had the transactions occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position that may occur in the future. The pro forma statements do not, therefore, project the Company's financial position or results of operations for any future date or period. These pro forma statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Pentair which were contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed March 12, 1999, the unaudited condensed consolidated financial statements and notes thereto of Pentair contained in the Company's Form 10-Q for the three and six month periods ended June 26, 1999, filed August 4, 1999, and the historical financial statements and notes thereto of Essef and DeVilbiss which are included herewith as Exhibits 99.1 and 99.2, respectively.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                     YEAR ENDED DECEMBER 31, 1998
             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                      Historical Statements                                        Pro Forma
                                        ------------------------------------------------      Pro Forma             Combined
                                           Pentair         DeVilbiss          Essef          Adjustments           Statement
                                        --------------   --------------   --------------   ----------------      ---------------
Net sales                                   $ 1,937.6          $ 389.1          $ 302.8            $  (8.1)(a)        $ 2,621.4
                                        --------------   --------------   --------------   ----------------      ---------------
Operating costs:
  Cost of goods sold                          1,330.3            327.6            219.7               (8.1)(a)          1,869.5
  Selling, general and administrative           414.1             29.6             56.3               10.6 (b)(c)         510.6
                                        --------------   --------------   --------------   ----------------      ---------------
    Total operating costs                     1,744.4            357.2            276.0                2.5              2,380.1
                                        --------------   --------------   --------------   ----------------      ---------------
Operating income                                193.2             31.9             26.8              (10.6)               241.3
Interest expense - net                          (22.3)                             (7.1)             (61.6)(e)            (91.0)
Other income/(expense)                                           (26.8)                               26.8 (d)                -
                                        --------------   --------------   --------------   ----------------      ---------------
Income before income taxes                      170.9              5.1             19.7              (45.4)               150.3
Provision for income taxes                       64.1              2.2              6.6              (11.3)(f)             61.6
                                        --------------   --------------   --------------   ----------------      ---------------
Income from continuing operations           $   106.8          $   2.9          $  13.1            $ (34.1)           $    88.7
                                        --------------   --------------   --------------   ----------------      ---------------
                                        --------------   --------------   --------------   ----------------      ---------------

Basic earnings from continuing
  operations per share                       $   2.67                                                                 $    2.20
Diluted earnings from continuing
  operations per share                       $   2.46                                                                 $    2.04

Weighted average shares (000's)
  Outstanding                                  38,444                                                                    38,444
  Outstanding assuming dilution                43,149                                                                    43,149


See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

       UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                     SIX MONTHS ENDED JUNE 26, 1999
               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                           Historical Statements                                   Pro Forma
                                            ----------------------------------------------     Pro Forma            Combined
                                              Pentair        DeVilbiss          Essef         Adjustments           Statement
                                            ------------   --------------   --------------   --------------       --------------
Net sales                                       $ 977.7          $ 269.4          $ 199.4         $   (8.1)(a)        $ 1,438.4
                                            ------------   --------------   --------------   --------------       --------------
Operating costs:
  Cost of goods sold                              667.9            218.3            142.2             (8.1)(a)          1,020.3
  Selling, general and administrative             211.8             21.0             30.9              4.6 (b)(c)         268.3
  Restructuring charge                             38.0                                                                    38.0
                                            ------------   --------------   --------------   --------------       --------------
    Total operating costs                         917.7            239.3            173.1             (3.5)             1,326.6
                                            ------------   --------------   --------------   --------------       --------------
Operating income                                   60.0             30.1             26.3             (4.6)               111.8
Interest expense - net                            (12.0)                             (4.2)           (30.8)(e)            (47.0)
Other income/(expense)                                             (12.1)                             12.1 (d)                -
                                            ------------   --------------   --------------   --------------       --------------
Income before income taxes                         48.0             18.0             22.1            (23.3)                64.8
Provision for income taxes                         17.5              7.1              8.5             (6.4)(f)             26.7
                                            ------------   --------------   --------------   --------------       --------------
Income from continuing operations               $  30.5          $  10.9          $  13.6         $  (16.9)           $    38.1
                                            ------------   --------------   --------------   --------------       --------------
                                            ------------   --------------   --------------   --------------       --------------

Basic earnings from continuing
  operations per share                          $  0.72                                                               $    0.90
Diluted earnings from continuing
  operations per share                          $  0.71                                                               $    0.88

Weighted average shares (000's)
  Outstanding                                    42,433                                                                  42,433
  Outstanding assuming dilution                  43,056                                                                  43,056


See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

 UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                   JUNE 26, 1999
               (DOLLARS IN MILLIONS)


                                                                  Historical                                       Pro Forma
                                                -------------------------------------------    Pro Forma            Combined
                                                  Pentair        DeVilbiss        Essef       Adjustments          Statement
                                                -------------   ------------   ------------  --------------       -------------
Current assets:
  Cash and cash equivalents                        $    41.6        $   0.1       $    4.5                            $   46.2
  Accounts and notes receivable                        419.6                          62.2        $  102.5 (g)           584.3
  Inventories                                          292.8           55.5           47.6                               395.9
  Other current assets                                  56.9            7.9            3.2                                68.0
                                                -------------   ------------   ------------  --------------       -------------
    Total current assets                               810.9           63.5          117.5           102.5             1,094.4
Net property, plant and equipment                      301.1           36.1           67.5                               404.7
Goodwill                                               497.1           18.0           48.6           562.1 (g)         1,125.8
Other assets                                            60.5            0.6            9.9                                71.0
Net long-term assets of discontinued operations                                       35.9           (35.9)(g)               -
                                                -------------   ------------   ------------  --------------       -------------
  Total assets                                     $ 1,669.6        $ 118.2       $  279.4        $  628.7            $2,695.9
                                                -------------   ------------   ------------  --------------       -------------
                                                -------------   ------------   ------------  --------------       -------------

Current liabilities:
  Accounts and notes payable                       $   129.2        $  45.2       $   26.0                            $  200.4
  Other accrued liabilities                            218.5           25.3           35.7                               279.5
  Current maturities of long-term debt                  47.8            0.1            0.3                                48.2
  Net current liabilities of discontinued                                              3.9        $   (3.9)(g)
    operations                                  -------------   ------------   ------------  --------------       -------------

    Total current liabilities                          395.5           70.6           65.9            (3.9)              528.1
Long-term debt                                         370.7            0.2          113.3           770.0 (h)         1,254.2
Other liabilities                                      178.5            5.3            4.9               -               188.7
Advances from parent                                                   30.4                          (30.4)(g)               -
                                                -------------   ------------   ------------  --------------       -------------
  Total liabilities                                    944.7          106.5          184.1           735.7             1,971.0
Shareholders' equity:
  Common stock - par value, $.16 2/3 authorized
    250,000,000; issued and
    outstanding 42,677,375                               7.1                                                               7.1
  Additional paid-in capital                           237.2                                                             237.2
  Accumulated other comprehensive income                (5.4)                                                             (5.4)
  Retained earnings                                    486.0           11.7           95.3          (107.0)(g)           486.0
                                                -------------   ------------   ------------    --------------       -------------
    Total shareholders' equity                         724.9           11.7           95.3          (107.0)              724.9
                                                -------------   ------------   ------------    --------------       -------------
    Total liabilities and shareholders' equity     $ 1,669.6        $ 118.2       $  279.4        $  628.7            $2,695.9
                                                -------------   ------------   ------------    --------------       -------------
                                                -------------   ------------   ------------    --------------       -------------


See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                        (DOLLARS IN MILLIONS)

NOTE 1 - PERIODS COMBINED


The Pentair consolidated statements of income for the six months ended June 26, 1999 (unaudited) and for the year ended December 31, 1998 have been combined with the DeVilbiss consolidated statements of income for the six months ended June 30, 1999 (unaudited) and for the year ended December 31, 1998, and with the Essef consolidated statements of income for the six months ended June 30, 1999 (unaudited) and for the twelve months ended December 31, 1998. The Pentair and DeVilbiss fiscal years end on December 31 and Essef's fiscal year ends on September 30. Essef's historical consolidated statement of income was conformed to Pentair's fiscal year by adding Essef's December 31, 1998 quarterly results to, and subtracting its December 31, 1997 quarterly results from, its September 30, 1998 consolidated statements of income amounts. Pentair's June 26, 1999 unaudited consolidated balance sheet has been combined with DeVilbiss's and Essef's June 30, 1999 unaudited consolidated balance sheets.

NOTE 2 - BASIS OF PRESENTATION

The Unaudited Pro Forma Combined Income Statements assume the pending acquisition of DeVilbiss and the acquisition of Essef occurred on January 1, 1998. The Unaudited Pro Forma Combined Balance Sheet assumes the acquisitions occurred on June 26, 1999. The pro forma statements exclude the effect of Essef's discontinued Anthony & Sylvan operations, which were split off to Essef's shareholders immediately prior to Pentair's purchase of Essef. Additional acquisitions made by the Company and Essef in 1998 and 1999 are not considered in the pro forma statements because they do not constitute significant business combinations, individually or in the aggregate, and disclosure is not deemed material.

NOTE 3 - PRO FORMA INCOME STATEMENT ADJUSTMENTS

The following pro forma adjustments are incorporated in the unaudited pro forma combined condensed statements of income as a result of the pending acquisition of DeVilbiss and the acquisition of Essef:

(a)  Elimination of DeVilbiss sales and cost of sales to Pentair.

(b) Reflects the elimination of cost allocations of $3.5 million and $2.4 million for the periods ended December 31, 1998 and June 26, 1999, respectively, from Essef's prior corporate structure for services such as treasury, corporate administration, and public relations which Pentair provides for its subsidiaries, which will not result in additional costs to the Company after the acquisition.

(c) Reflects amortization of incremental goodwill of $315.4 million and $246.7 million (see Note 4) associated with the pending DeVilbiss acquisition and the Essef acquisitions, respectively, over 40 years:


                                                         Six months
                                    Year ended              ended
                                     12/31/98              6/26/99
                                 ----------------     -----------------
DeVilbiss                        $            7.9     $             3.9
Essef                                         6.2                   3.1
                                 ----------------     -----------------
                                 $           14.1     $             7.0
                                 ----------------     -----------------
                                 ----------------     -----------------

(d) Reflects the elimination of cost allocations from Falcon for interest expense on Falcon advances and for services such as treasury, corporate administration, and public relations which Pentair provides for its subsidiaries, which will not result in additional costs to the Company after the acquisition.

(e) Reflects incremental interest expense and financing fees at an expected average interest rate of 7.5% on borrowings of $770 million (the cash acquisition price for Essef and DeVilbiss) incurred as shown in Note 4, plus refinanced long-term debt of Essef. Also reflects an increase in interest rates of 1% on other outstanding floating rate debt of the Company due to an increase in the Company's debt leverage.

(f) Decrease in income taxes (net benefit) applying the Company's anticipated effective tax rates for DeVilbiss and Essef of 38% and 39% to their respective earnings, less the effect of pro forma adjustments
     (a) through (e) above, except for goodwill amortization in (c) which is not deductible.


NOTE 4 - PRO FORMA BALANCE SHEET ADJUSTMENTS

The following pro forma adjustments are incorporated in the unaudited pro forma combined condensed balance sheet as a result of the acquisitions of the pending acquisition of DeVilbiss and the acquisition of Essef:

(g) Reflects the allocation of the purchase prices for the pending DeVilbiss acquisition and the Essef acquisition, adds the purchase of securitized accounts receivable of DeVilbiss from Falcon according to the terms of the purchase agreement, eliminates advances from Falcon that will be settled as part of the purchase price, eliminates the net assets of the discontinued operations of Anthony & Sylvan that were not acquired, and eliminates the investment in the acquired companies.



                                             DeVilbiss             Essef          Total
                                          ---------------     ------------------------------
Net assets - as reported                  $          11.7     $       95.3     $       107.0
Add securitized accounts
receivable acquired
   from Falcon                                      102.5                              102.5
Add advances from Falcon                             30.4                               30.4
Less:  net assets of discontinued
   operations                                                        (32.0)            (32.0)
                                          ---------------     ------------------------------
Net assets - acquired                               144.6             63.3             207.9
Fair value adjustments:
     Record incremental goodwill acquired           315.4            246.7             562.1
                                          ---------------     ------------------------------
       Investment in DeVilbiss and Essef  $         460.0     $      310.0     $       770.0
                                          ---------------     ------------------------------
                                          ---------------     ------------------------------

     For purposes of these allocations, we have assumed that the fair values of the net assets in the pending DeVilbiss acquisition and the Essef acquisition are approximated by historical values, and thus have made no fair value adjustments. Such allocations ultimately will be based on further management studies and due diligence. Accordingly these allocations are preliminary and subject to revision.

(h) Reflects an estimated purchase price of $460 million for the pending DeVilbiss acquisition and a purchase price of $310 million for the Essef acquisition.


              CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

         The information set forth above in this Current Report on Form 8- K contains statements that are "forward-looking" in nature. Forward- looking information or statements include statements about the future of the industries represented by the Company's operating groups, statements about the Company's future business plans and strategies, expectations about industry and market growth and developments, expectations about the Company's growth and profitability and other statements that are not historical in nature. Many of these statements contain words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate" or "continue" or other similar words.

         Because forward-looking statements involve future risks and uncertainties, there are many factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward- looking statements include:

       -  changes in industry conditions, such as
              -        the strength of product demand;
              -        the intensity of competition;
              -        pricing pressures;
              -        market acceptance of new product introductions;
              -        the introduction of new products by competitors;

              - the continuing ability to source components from third parties without interruption and at reasonable prices; and
              -        the financial condition of customers;

       -  changes in the Company's business strategies;

       - general economic conditions, such as the rate of economic growth in the Company's principal geographic markets or fluctuations in exchange rates;

       - changes in operating factors, such as continued improvement in manufacturing activities and the achievement of related efficiencies and inventory risks due to shifts in market demand; and

       - the Company's ability to accurately evaluate the effects of contingent liabilities such as taxes, product liability and other liabilities.

         The Company cannot predict the actual effect these factors will have on its results and many of the factors and their effects are beyond its control. In addition, the Company is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual performance or results. Given these uncertainties, these forward-looking statements should not relied upon too heavily in assessing the Company's future financial condition and the results of its operations and the material contingencies it faces.

                                            SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.
                                         PENTAIR, INC.


Date:   August 25, 1999                  By: /s/ Richard W. Ingman
                                            ------------------------

                                                Richard W. Ingman
                                                Executive Vice President and
                                                Chief Financial Officer




                                  PENTAIR, INC.

                                EXHIBIT INDEX TO
                             FORM 8-K CURRENT REPORT
                         Date of Report: August 10, 1999


 Exhibit                                                                       Incorporated  Herein by        Filed
 Number                           Description                                         Reference to           Herewith
 ------                           -----------                                         ------------           --------
 2.1    Agreement and Plan of Merger dated as of April 30, 1999 among                                            x
        Pentair, Inc., Northstar Acquisition Company and Essef
        Corporation. (In accordance with SEC rules, schedules and exhibits to the Agreement and Plan of Merger, which are referenced therein are omitted. Such schedules and exhibits will be furnished supplementally to the SEC upon request.)

 2.2    Transition Agreement dated as of April 30, 1999 among Essef                                              x
        Corporation, Anthony & Sylvan Pools Corporation and Pentair, Inc.
        (In accordance with SEC rules, the Disclosure Schedule to the
        Transition Agreement is omitted. Such schedule will be furnished supplementally to the SEC upon request.)

 2.3    Tax Sharing Agreement dated as of April 30, 1999 among Pentair,                                          x
        Inc., Essef Corporation and Anthony & Sylvan Pools Corporation

 2.4    Stock Purchase Agreement dated as of August 12, 1999 between                                             x
        Falcon Building Products, Inc. and Pentair, Inc. (In accordance with SEC rules, certain schedules to the Agreement, which are listed in the list of Schedules to the Agreement, are omitted.
        Such schedules will be furnished supplementally to the SEC upon request.)

 4.1    First Amendment dated as of August 13, 1999 to the Amended and                                           x
        Restated Credit Agreement dated as of August 1, 1997 among
        Pentair, Inc., EuroPentair GmbH, Pentair Canada, Inc., Bank of
        America, N.A., U.S. Bank National Association, Morgan Guaranty
        Trust Company of New York, NBD Bank, The Bank of Tokyo-Mitsubishi,
        Ltd., ABN Amro Bank N.V. and Dresdner Bank AG.


 Exhibit                                                                       Incorporated  Herein by        Filed
 Number                           Description                                         Reference to           Herewith
 ------                           -----------                                         ------------           --------

 10.1   Bridge Loan Agreement dated as of July 27, 1999 among Pentair,              Form 10-Q for the
        Inc., the banks from time to time parties thereto and Morgan                quarter ended June
        Guaranty Trust Company of New York.                                         26, 1999.

 10.2   Revolving Credit Agreement dated as of August 13, 1999 among                                             x
        Pentair, Inc., the banks or financial institutions from time to time party thereto and U.S. Bank National Association as agent for the banks.


 10.3   Credit Agreement dated November 15, 1996 as amended and restated                                         x
        as of August 13, 1999 between Pentair, Inc. and U.S. Bank National
        Association.

 23.1   Consent of Deloitte &  Touche LLP                                                                        x

 23.2   Consent of PricewaterhouseCoopers LLP                                                                    x

 99.1   Essef Corporation and Subsidiaries Consolidated Financial                                                x
        Statements as of and for the Year Ended September 30, 1998, and
        Unaudited Condensed Consolidated Financial Statements as of
        June 30, 1999 and for the Nine Month Periods ended June 30, 1999 and 1998.

 99.2   Falcon Manufacturing, Inc. and Subsidiary Consolidated Financial                                         x
        Statements as of and for the Year Ended December 31, 1998, and
        Unaudited Condensed Consolidated Financial Statements as of
        June 30, 1999 and for the Six Month Periods ended June 30, 1999 and 1998.

 99.3   Press Release dated August 10, 1999                                                                      x

 99.4   Press Release dated August 13, 1999                                                                      x